EXHIBIT 99

SUPERIOR BANCORP COMPLETES VOLUNTARY CAPITAL PURCHASE PROGRAM

BIRMINGHAM, AL- December 8, 2008 - Superior Bancorp (NASDAQ: SUPR) and Superior Bank announced today that Superior Bancorp had completed the sale of $69 million in Preferred Stock and Warrants to the U.S. Department of the Treasury on December 5, 2008.  Superior believes it is among the first 120 banks in the country to be funded under this program, out of approximately 1,000 publicly-traded banks that have applied.

In commenting on the stock issuance, CFO Jim White said, “Superior has maintained a pattern of prudent growth, with loans expected to be up approximately 12% this year.  This capital enables us to continue that growth, into 2009 and future years, with capital that is attractively priced relative to other sources.  Our challenge will be to work with our customers in these difficult economic times to maintain our asset quality while meeting the needs of our local economies.  After giving effect to this new capital, we will have a total capital ratio of approximately 13%.”

The U.S. Treasury’s Voluntary Capital Purchase Program is designed to provide additional capital to the banking system in this time of economic uncertainty, and is focused on providing additional capital to the healthiest banks.  Under the terms of the Capital Purchase Program, the preferred stock has a perpetual life and is callable after three years.  Cumulative dividends will accrue at a rate of 5% per year for the first five years, and at a rate of 9% per year thereafter.  The warrants to purchase up to 1,923,792 shares of Superior common stock at a price of $5.38 per share have a 10 year life.

About Superior Bancorp

Superior Bancorp is a $3.1 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank. Superior Bank has 76 branches with 44 locations throughout the state of Alabama and 32 locations in Florida. Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that may be introduced by a new Presidential administration.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com.

Superior Bancorp Contact: Jim White, Chief Financial Officer, (205) 327-3656